                                                                   EXHIBIT 10.9

August 17, 1999

Mr. Andrew J. Schindler
Chairman and Chief Executive Officer
R.J. Reynolds Tobacco Company
Winston-Salem, NC  27102-2959

Dear Andy:

This letter constitutes formal confirmation to you of the provisions of the cash retention grant approved by the Board of Directors of RJR Nabisco, Inc., (which has since been renamed R.J. Reynolds Tobacco Holdings, Inc.) ("RJRTH") on May 12, 1999:

          1. If you remain actively employed by R.J. Reynolds Tobacco Company or an affiliated company (the "Company") until June 14, 2002 (payment date number one), you will be paid $1,800,000 from an irrevocable "retention" trust (the "trust") established by an agreement dated May 13, 1998 between RJRTH and Wachovia Bank, N.A.

               Funds within the trust have been designated for this payment.

          2. If you remain actively employed by the Company until June 14, 2003 (payment date number two), you will be paid an additional amount of $900,000 from the trust.

               Funds within the trust will be designated for payment number two on June 15, 2000.

          3. If you remain actively employed by the company until June 14, 2004 (payment date number three), you will be paid an additional amount of $900,000 from the trust.

               Funds within the trust will be designated for payment number three on June 15, 2001.

All three of the payments described above will come from the trust and you will have no recourse to RJRTH or the Company.

If your employment terminates before any of the payment dates specified above, the following rules will apply to the unpaid payments:

          - If you voluntarily terminate employment (including retirement) or if your employment is terminated for "cause," you will forfeit all rights to any of the yet unpaid payments described above.

          - If your employment is terminated because of your death or permanent disability, you (or your estate) will receive the entire amount of any of the yet unpaid payments described above.

          - If your employment is involuntarily terminated without "Cause" before June 15, 2002, you will be vested in a payment of $1,800,000. A pro-rata portion of the payment will be made from the trust and the balance will be paid by the Company. The pro-rata payment from the trust will be equal to the product of
               (i) $1,800,000 and (ii) a fraction, the numerator of which is the number of days between June 15, 1999 and the date you cease active employment and the denominator of which is 1095 days.

          - If your employment is involuntarily terminated without "Cause" on or after June 15, 2002, but before June 15, 2004, you will be vested in a net payment of $3,600,000 less the amount of any payments that have previously been made from the trust. A portion of the net payment will be paid from the trust on a pro-rata basis and the Company will pay the balance. The amount of the net payment that will be paid from the trust will be calculated as follows:

               - In the case of payment number two described above, the payment from the trust will be the product of (i) $900,000 and (ii) a fraction, the numerator of which is the number of days not to exceed 1095 between June 15, 2000 and the date you cease active employment and the denominator of which is 1095 days; and

               - In the case of payment number three described above, the payment from the trust will be the product of (i) $900,000 and (ii) a fraction, the numerator of which is the number of days not to exceed 1095 between June 15, 2001 and the date you cease active employment and the denominator of which is 1095 days.

     - If your employment is involuntarily terminated following a "Change of Control," you will be vested in a payment from the trust of $3,600,000 less the amount of payments one, two or three described above that have previously been paid from the trust

     - "Cause" shall have the definition set out in your employment agreement originally dated October 31, 1998 and subsequently amended as of December 20, 1988 and as of June 14, 1999.

     - "Change of Control" shall have the definition set out in the RJRTH 1999 Long Term Incentive Plan.

Attached to this letter is a copy of the actual recommendation presented to and approved by the Board of Directors on May 12, 1999.

Sincerely,


/s/Robert R. Gordon, Jr.


Attachment


Understood and Accepted as Herein Described




-------------------------------------           -----------------------------
     /s/Andrew J. Schindler                                 Date

                            VI-A GRADES B AND ABOVE

- In addition to the compensation noted on the preceding page, the following Special Incentive Grants are proposed to be made as soon as practicable following the spin-off.

-    Cash Retention Grant

     - A Special Cash Retention Grant is proposed for Mr. Schindler equal to two times his annual cash compensation (i.e. $3.6m). The grant would be fully paid if he remains employed for 5 years: 50% would be paid at the end of year three and 25% each at the end of years four and five. It is anticipated that the grant will be funded through the Retention Trust.

-    Stock Grants

     - Grants will be in the form of RJRTH restricted stock in tandem with RJRTH stock options. Prior to vesting, participants choose to receive either the shares or the options granted in tandem with each share. The award not selected is forfeited.
     - Each share of restricted stock has four tandem stock options with an exercise price equal to the stock price on the grant date.
     - Awards best 50% at the end of three years, 25% after four years and 25% after five years.

     Proposed Stock Grants (assuming 1/3 share of RJRTH for each RN share) are as follows:


                                                     TANDEM
                                                     ------
                   EXECUTIVE                  SHARES       OPTIONS
                   ---------                  ------       -------
               Andrew J. Schindler            85,000       340,000

               Lynn L. Beasley                35,000       140,000

               Charles A. Blixt               35,000       140,000

               Kenneth J. Lapiejko            35,000       140,000

               James V. Maguire               35,000       140,000


If Mr. Schindler is involuntarily terminated without cause, his cash and stock grants will vest as follows: if the termination is within the first 3 years - 50% vesting; if the termination is afterwards - 100% vesting. The other stock grants will vest pro-rata. Grants will be fully vested upon termination following a change of control.

It is recommended that the Committee approve the Special Incentive Grants described above.